Exhibit 99.01

DigitalPost Interactive Announces Agreement to Sell
Assets of Subsidiary, Rovion, to Local.com

Proceeds from Sale to Reduce Debt, Offer Upside Potential for Stockholders

Irvine, Calif.—February 16, 2011—DigitalPost Interactive, Inc. (OTCBB:DGLP - News), a digital media-sharing and online advertising company, announced that it has executed an Asset Purchase Agreement for the sale of the assets of its wholly-owned subsidiary, Rovion Inc., to Local.com Corporation (NASDAQ: LOCM), a leading online local media company.

Under the terms of the Agreement, which is subject to approval by the holders of a majority of DigitalPost’s common stock and consents from certain DigitalPost debtholders, Local.com will pay $1.5 million in cash, $400,000 of which is to be held in escrow and released to DigitalPost if certain Rovion performance criteria are met in the first six months after closing.

The Agreement also provides an earn-out provision, under which up to $7 million in cash and/or Local.com common stock is to be paid to DigitalPost if certain performance criteria are met in the three-year period following the closing.  All funds received by DigitalPost from the sale shall be used to pay its debts and liabilities; any remaining amounts are to be distributed pro rata to DigitalPost stockholders.

As required by the Agreement, DigitalPost intends to hold a special stockholder meeting to approve the transaction.  The related preliminary proxy statement is scheduled to be filed with the Securities and Exchange Commission within 10 days and the definitive proxy statement will be mailed to all DigitalPost stockholders upon the conclusion of the SEC’s review process.

Should DigitalPost stockholders approve the sale and the relevant consents are obtained from the debt holders, and all other remaining closing conditions are met, the asset sale is expected to close in mid-May of this year.  Thereafter, DigitalPost expects to deregister its common stock and become a non-reporting entity and begin to wind down operations.

DigitalPost Chief Executive Michael Sawtell remarked, “While Rovion’s business has shown great promise as we expected, the media sharing segment of DigitalPost’s business has continued to decline, primarily because of challenging business conditions and a still slow recovering economy.  Because of these conditions, the resulting drain on capital, and the lack of financing options,” Sawtell continued, “we have been approaching a gap between our need for capital and funds to maintain the media sharing business as a viable ongoing entity.”

“The sale of the Rovion assets would provide much needed capital to satisfy our debtholders,” stated Sawtell.  “And the earn-out provision gives DigitalPost stockholders a continuing stake in Rovion’s longer-term potential.”

About Rovion, Inc., a subsidiary of DigitalPost Interactive, Inc.

Rovion is the leading provider of talent-based rich media content development, delivery and reporting, meeting the needs of online publishers and advertisers globally.  Rovion specializes in complex video-based ads both in and outside of existing ad placement locations and is best known for its invention of the InPerson(TM) video spokesperson ad unit.  Rovion is headquartered in Boston, Massachusetts.  For more information about Rovion, please visit www.rovion.com. For more info about DigitalPost Interactive, please visit www.dglp.com.

Safe Harbor Statement
This press release contains forward-looking statements that may be subject to various risks and uncertainties.  Such forward-looking statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and may include statements regarding the acquisition, business estimates, future contracts, future financial performance and results of operations, including the number of recurring subscribers, revenue growth, cost of revenues, operating expenses, interest expense, net loss and cash flow.  Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.  Additional information concerning risks and uncertainties that may cause actual results to differ materially from those projected or suggested in the forward-looking statements may be found in Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K filed with the U.S. Securities and Exchange Commission.

Contact:
DigitalPost Interactive, Inc.
Investor Relations
Thad Morris
866-492-3888
ir@dglp.com